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                                                                   EXHIBIT 10.13


         LEASING CONTRACT DATED ON MAY 8, 2000, BY AND BETWEEN ON ONE HAND OMNILIFE MANUFACTURA, S.A. DE C.V., REPRESENTED HEREIN BY JORGE CARLOS VERGARA MADRIGAL (HEREINAFTER REFERRED TO AS THE "LEASING PARTY") AND ON THE OTHER TELECT DE MEXICO, S.A. DE C.V., REPRESENTED HEREIN BY MR ING. SERGIO FERNANDO GONZALEZ ARAUZ (HEREINAFTER REFERRED TO AS THE "LEASEE") WITH THE ATTENDANCE OF TELECT, INC. REPRESENTED HEREIN BY WAYNE E. WILLIAMS (HEREINAFTER REFERRED TO AS THE "GUARANTOR"), ACCORDING TO THE FOLLOWING REPRESENTATIONS AND CLAUSES:

                                Representations:

 I.     The Leasing Party represents:

 A. To be a duly incorporated and existing corporation in accordance with the laws of Mexico as indicated in public indenture 20,631, given on January 3lst, 1994 by Miguel Rabago Preciado, Assistant Notary Public No. 42 of Guadalajara, Jalisco and filed before the public registry of property an commerce (Registro Publico de la Propiedad y de Comercio) of Guadalajara, Jalisco under register No. 125-126 of volume 524 of Book First.

 B. That they are duly registered at the Federal Taxpayers Registry (Registro Federal de Contribuyentes) of the Ministry of the Treasury (Secretaria de Hacienda y Credito Publico) under number OMA 940131 SY1.

 C. That they are the legal and sole owner of the real estate described and detailed in the drawing that is duly signed by the parties and attached to this contract as Attachment 1, constituting one body with same, located at the ECOPARK Parque de Tecnologia y Negocios, industrial park, located at Calzada Juan Gil Preciado (road to Tesistan) No. 2450 in the Municipality of Zapopan, Jalisco (hereinafter referred to as the "Real Estate").

D. That on the real estate they are building the industrial bays marked with numbers 3 and 4 of the ECOPARK Parque de Tecnologia y Negocios industrial park on a surface area of land of 5,412.00 m2 which will have a production surface area (including areas for bathrooms and utilities) of 4,288.00 m2, and office area of 400.00 m2 and that they are under construction in accordance with the architectural project and construction specifications that are duly signed by the parties and attached hereto as Attachments 2 and 3, respectively constituting one body with same (hereinafter referred to as the "Industrial Bays").

 E. That the construction of the industrial bays shall be finished within 60 (sixty) natural days of the execution hereof with the exception of the office area that will be finished within 90 days of the execution hereof.

F. That their representative has the necessary capacity to represent them and bind them in

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        accordance herewith and that those capacities have not been revoked, restricted, nor in any way amended.

G. That they have legal capacity to execute this Contract with the Leasee and be bound hereby, and

H. That it is on their best interest and so it is their desire and will to execute this Contract with the Leasee in order to provide the terms and conditions for the finishing of the construction of the industrial bays on the real estate and make available to the Leasee the referred real estate and industrial bays.

II.     The Leasee represents:

A. That they are a legally incorporated and existing corporation in accordance with the laws of Mexico as indicated in public indenture 12,253 given on March 25, 1994 by Ana Patricia Bandala Tolentino, Notary Public No. 195 of the Federal District and filed in the public registry of property and commerce of the Federal District under commercial file No. 185295.

B. That they are duly registered at the federal taxpayers registry of the ministry of the treasury under number TME 940325 NQO.

C. That they have both legal and economic capacity to execute this contract with the Leasing Party and be bound accordingly.

D. That their representative has the necessary capacities to represent them and bind them in accordance herewith and that those capacities have not been revoked, restricted, nor in any way amended, and

E. That it is on their best interest and their desire and will to execute this contract with the Leasing Party in order to provide the terms and conditions under which the Leasing Party shall lease the industrial bays on the real estate.

III.    The Guarantor represents:

A. To be a legally incorporated and existing corporation in accordance with the laws of the state of Washington, United States of America, as indicated in incorporation certificate dated October 14, 1982.

B. That they have the legal, economic and financial capacity to appear at the execution of this contract and be jointly bound by each and all of the liabilities of the Leasee hereunder, and

C. That their representative has enough capacity to represent them and bind them hereunder and that those capacities have not been revoked, restricted, nor in any way amended.

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 Based on the above Representations, the parties agree to grant the following
 Clauses:

 FIRST.  OBJECTIVE

 1.1 Under this Contract, the Leasing Party leases to the Leasee the real estate and industrial bays being built on them as described in the representations 1 .c and 1 .d, and in the Attachments 1, 2 and 3 of this Contract.

 1.2 The Leasing Party shall make available to the Leasee the real estate and industrial bays, fully built, within 60 (sixty) days of the execution hereof except for the office area that will be finished within 90 (Ninety) days of the execution hereof including all that it is their right, to be used exclusively for the objective mentioned in Clause Fifth hereof.

 1.3 For the above purposes, once the construction of the industrial bays is finished, the Leasing Party shall notify in writing to the Leasee so that the Leasee makes sure that the construction follows the architectural project and specifications of construction within 15 days of the notice and receives possession of the real estate and industrial bays for which the parties shall produce and execute the relative reception document that will be duly signed by their representative and attached hereto as Attachment 4, to be made part hereof.

 1.4 In the same manner, one the Office Area construction is finished, the Leasing Company shall notify the Leasee in writing about such fact in order for the Leasee to make sure that the construction follows the architectural project and construction specification and take possession of the Office Area. For the above purpose the parties shall execute and sign the relevant receiving documents which shall be executed by their attorneys in due time and attached to this Contract as Attachment 4, that will become part hereof.

 1.5 In case for reasons not attributable to the Leasing Party, once the construction of the industrial bays is finished in accordance herewith and the notice mentioned in the previous paragraph is given, the Leasee refuses to receive the real estate and industrial bays, the Leasing Party may make delivery thereof by the simple delivery of a notice through the representatives of the parties and before a Notary Public, including an inventory count of all the facilities and the conditions of the bays and such document shall be attached hereto as Attachment 4, so any breakage or damage suffered from that moment on and during the validity of this contract shall be the Area.

SECOND.               VALIDITY AND EXTENSIONS

 2.1 The term of this lease shall start exactly on the next day of the execution of the receiving document mentioned in paragraph 1.3 of clause first and finish on August 5, 2004, the term is mandatory for both parties.

        2.2 In accordance with the provisions of articles 1447, 1448 and other applicable provisions of the Civil Code of the State of Jalisco (Codigo Civil del Estado de Jalisco), this lease is subject to the condition that within 60 (sixty) days of the execution hereof, the Leasing

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        Party has finished the construction of the industrial bays and made them available to the Leasee and the Leasee has received them in accordance with the terms and conditions provided by this contract and attachments, except for the office area that shall be finished within 90 (ninety) days of the execution hereof

 2.3 In case for reasons not attributable to the Leasee, the condition provided above has not been complied with within the provided term, this lease shall not be legally binding and in consequence the Leasing Party shall return to the Leasee both the rent provided by section 3.4 of clause third and the deposit provided by clause seventh, notwithstanding any actions that any of the parties may be entitled to due to the above.

 2.4 In spite of the provisions of this clause, in case the condition provided by section 2.2 hereof within 60 days of the execution hereof, the Leasee may have the choice of granting an extension to the Leasing Party in writing and for the term that they may deem convenient for the fulfillment of the mentioned condition. In such a case, the provisions of section 2.3 shall only be applicable up to the term of the extension that may have been granted by the Leasee.

 2.5 In case the Leasee grants the extension mentioned in the previous paragraph, the Leasing Party shall compensate the Leasee with 1 day free of charge of rent for each day of delay in which the delivery date is delayed.

        The above provisions shall also be applicable for the prorated part of the Office Surface Area (400.00 square meters) in case, the Leasing Company has not finished the construction of the Office Area within 90 days of the execution hereof.

 2.6 At the expiration of this Lease, the Leasee shall have the exclusive option to extend the validity hereof for up to 10 more years in the understanding that the extension for up to five years shall be automatic and under the same terms hereof and with the rent increases as provided by paragraph 3.3 of Clause third hereof and thc parties agree to execute the relevant new Contract. In the case of extension for a second five year period, the parties agree to negotiate and agree on the new lease conditions and execute a new Contract.

 2.7 Those extensions shall be requested by the Leasee in writing to the Leasing Party at least 180 days before the expiration of this contract or extension.

THIRD          MONTHLY RENT.

 3.1 The Leasee shall pay to the Leasing Party a monthly rent of the real estate and industrial bays of US $18,752.00 Currency of the United States of America, plus the relevant value added tax (Impuesto al Valor Agregado), according to the provisions of clause fourth below.

        In spite of the above and up until the moment in which the Leasing Company delivers the Office Area to the Leasee, the monthly rent shall be US $17,152.00 Dollars.

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3.2     The Leasee shall pay the monthly rent provided above within the first 5 days of each month, at the address of the Leasing Party provided by clause seventeenth hereof or at the new address notified in writing by the Leasing Company in the manner provided by that Clause.

3.3 The rent shall be automatically increased during the term of this contract every year, and the first increase shall start on the first anniversary date of the term hereof in accordance with section 2.1 and in accordance to the percentage of the consumer price index for urban consumers of the United States of America, published by the Wall Street Journal and in case such index disappears, according to the credit instrument that takes its place or may be similar in nature.

3.4 At the execution hereof, the Leasee pays to the Leasing Party an amount of US $17,152.00 Dollars US Cy, plus value added tax to be applied to the first month's rent of this lease in due time.

        The Leasing Party hereby delivers to the Leasee the relevant receipt with all the legal requirements mentioned in paragraph 4.2 of clause fourth below.

3.5 The liabilities of the parties to be paid or returned in dollars, currency of the United States of America hereunder, may be paid in the equivalent amount in the currency of the Mexican United States at the exchange rate called interbank rate (dolar interbancario) for sale operations and valid on the date of the payment or return.

3.6 With regards to the last month of validity of this Lease, the rent shall be paid to the Leasing Company for the days in which the real estate and industrial bays are truly used by the Leasee.

FOURTH         TAXES AND RECEIPTS.

4.1 Additionally to the rent, the Leasee shall pay to the Leasing Party the value-added tax in accordance with the tax laws in force on the date of payment.

4.2 The Leasing Party shall give to the Leasee a receipt for the payment of rent including separately the amount of the value added tax and in general compliance with all the requirements provided by the applicable tax laws.

FIFTH USE OF THE REAL ESTATE AND INDUSTRIAL BAYS.

5.1 The real estate and industrial bays shall be used by the Leasee exclusively for the following business with non polluting impact:
        Administrative Offices, Storage, assembly and distribution of the products manufactured by Telect, Inc. And other goods related to the corporate objective of the Leasee.

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 SIXTH MAINTENANCE OF THE REAL ESTATE AND INDUSTRIAL BAYS.

 6.1 The Leasing Party shall, at their own cost, maintain the industrial bays including major repairs required to keep the structure and construction of the industrial bays in the same optimum operating conditions in which they are delivered to the Leasee in accordance with the provisions of this contract and attachments.

 6.2 For a period of 6 months after the date in which the Leasee occupies the real estate and industrial bays, the Leasing Party shall be liable for the general preventative and corrective maintenance including all repairs that may be required to keep the services and facilities in the real estate and industrial bays in the same optimum operating conditions in which they are delivered to the Leasee, in accordance with the provisions hereof and the attachments. For the above purposes, the Leasing Party may execute the guarantees given by the manufacturers, contractors and suppliers of goods and services that participate in the construction of the industrial bays. The above is in the understanding that the Leasing Party shall be the only party liable before the Leasee for the fulfillment of their liabilities hereunder.

 6.3 After the six months period provided by paragraph 6.2 above, the Leasee shall be in charge of any maintenance and minor repairs required by the utilities and facilities in the real estate and industrial bays.

 6.4 The Leasee shall clean, maintain and execute minor repairs, at their cost, to the real estate and industrial bays that are not the liability of the Leasing Party and that may be required to keep the functionality and status, reasonable use considered for the real estate and industrial bays, so that at the end of this lease they are returned to the Leasing Party in the same conditions that they were received except for the normal wear an tear and changes approved by the Leasing Party.

 6.5 The Leasee shall be liable before the Leasing Party for any damages caused to the real estate and industrial bays that contravenes the provisions of this clause.

SEVENTH        DEPOSIT.

 7.1 The Leasee hereby delivers to the Leasing Party a deposit for the amount of US $18,752.00 US Cy. Which is the equivalent to one month's rent (the Deposit). The Leasing Party on the other hand delivers to the Leasee the legal receipt for such deposit.

 7.2 The deposit shall guarantee to the Leasing Party any damages that the Leasee may cause to the real estate and industrial bays from the immoderate use thereof or any changes to their structures and such deposit shall be returned to the Leasee at the expiration of this contract without interest, within 30 days of the expiration if the Leasee certifies to the Leasing Party the proper status of the real estate and industrial bays and produces the last receipts for electricity, water and relative fees of the owners association utilities or any other similar bills that prove those payments are up to date. Otherwise the deposit shall be

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        applied first to the payment of such concepts notwithstanding any legal actions that may be appropriate.

EIGHTH         CHANGES TO THE REAL ESTATE AND INDUSTRIAL BAYS.

 8.1 In case the Leasee may require to make changes to the real estate and industrial bays to adapt them to their needs, all the drawings and projects related to constructions, both internal and external, electricity facilities, gas or hydraulic facilities, air conditioning and ducts, external signage, internal and external decoration, access doors etc. shall be submitted to the Leasing Party and once approved by them the improvements shall remain in the real estate and industrial bays as a property of the Leasee Party during the term hereof.

 8.2 At the expiration hereof, the Leasee shall have the right to remove any improvements made by them to the real estate and industrial bays, if they can be returned to the Leasing Party in the same conditions as they were received, normal wear and tear considered.

 8.3 In spite of the above, at the expiration of this lease, the parties may agree that some of the improvements made by the Leasee to the real estate and industrial bays may remain for the benefit of the Leasing Party.

NINTH          LIABILITIES OF THE LEASING PARTY.

9.1     The Leasing Party shall:

 A.     Timely pay the land tax or equivalent.

 B. Deliver the real estate and industrial bays that are the object hereof within 60 days of the execution hereof except for the office area that shall be finished within 90 days of the execution hereof.

 C. Guarantee and not prevent in any way the peaceful use and enjoyment of the real estate and industrial bays by the Leasee.

 D. In general to fully and timely comply with all the liabilities assumed before the Leasee hereunder and all those that may be the liability of the Leasing Party according to the applicable laws.

TENTH          LIABILITIES OF THE LEASEE.

 10.1   The Leasee shall:

 A. Timely pay the rent to the Leasing Party in the maimer provided hereunder.

 B. Not use the real estate and industrial bays for purposes other than those provided by clause fifth.

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 C.     Not sublease, assign or transfer fully or partially, to third parties the real estate and industrial bays nor the rights and liabilities arising hereunder except if there is a written authorization from the Leasing Party, in the understanding that the Leasee may only sublease or allow the use of the industrial bays to their suppliers if (i) the Leasee remain the only party liable before the Leasing Party in accordance herewith (ii) the activities to be carried out by the above mentioned suppliers or third parties within the real state and industrial bays do not contravene the provided in the fifth clause of this contract or in applicable regulations of ECOPARK Parque de Tecnologia y Negocios; and (iii) the activities of those third parties are not in competition or conflict with those carried out by the other occupants of industrial bays in ECOPARK Parque de Tecnologia y Negocios. If the Leasee fulfills the above provisions, the Leasing Company shall not deny the Leasee its authorization to sublease in an unreasonable manner.

 D. Not carry out in the real estate and industrial bays changes that have not been approved by the Leasing Party in accordance with clause eight hereof

 E. Notify the Leasing Party, in writing, of any event that may damage the real estate and industrial bays or cause deterioration thereof and be liable for damages in case of omission.

 F. Pay all electricity, water, garbage collectors, telephone and fees of the owners association utilities or any other similar bills and those payments shall be up to date when returning to the Leasing Party the real estate and industrial bays.

 G. Apply for and obtain on their own behalf all permits or licenses required for their business before the relevant authorities and fulfill the ecological and civil protection regulations in their operations and all those permits an licenses shall be canceled when the lease expires.

 H. Be liable for all damages to the real estate and industrial bays caused by their fault or negligence or by their employees or workers as well as any damages produced in case of fire of all or part of the real estate and industrial bays, unless they are the consequence of acts of God, force majeure or meteorological phenomena for which they shall be properly insured with insurance in force during the whole term of this contract and until there is fully accepted return of the real estate and industrial bays.

 I. Obtain and keep in force for the term of this contract and until full return of the real estate and industrial bays, an insurance policy that protects the real estate and industrial bays against any damage indicated in paragraph H, above.

 J. Keep the real estate and industrial bays in the good condition in which they are received and return them in the same status, except for normal wear and tear and the approved changes, at the end of the lease and in full compliance with all the liabilities hereunder and those that the law imposes to the Leasee, whichever may be applicable, and

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  K.    Allow to the Leasing Party or their representative to access the real estate and industrial bays in work days and hours to check or inspect their status.

ELEVENTH       INVENTORY

 11.1 Attachments 1, 2 and 3 and eventually 4 hereof, shall include the full inventory of the goods and facilities that will be present in the real estate and industrial bays when this lease enters into force.

 11.2 At the end of the lease, the Leasee shall certify to the Leasing Party that the inventory of facilities and goods are located in the real estate and industrial bays in the same condition as they were received, normal wear and tear considered.

        Otherwise, the Leasee shall pay to the Leasing Party the cost of the missing or damaged goods or facilities, according to the prices prevailing at that time or have them repaired at their cost.

TWELFTH        MORATORY INTEREST

 12.1 In ease the Leasee is in delinquency in any payment of rent, they shall pay to the Leasing Party a moratory interest of 1.5% per month on any unpaid balance until fully paid.

 THIRTEENTH    NO RETURN

 13.1 If at the end of the term of this lease and without any new lease or express agreement to extend, the Leasee remains in the real estate and industrial bays, the parties agree that the monthly rent to be paid by the Leasee during the time that they remain in the real estate and industrial bays shall be increased 10% every six months, which shall not be considered as an extension of the contract, those increases shall be effective until the parties execute a new lease or the real estate and industrial bays are returned.

 13.2 In case of trial due to expiration of the contract, contract compliance or termination for any other cause, during the procedure the new provided rent shall be paid and the increases of the above paragraph shall apply.

 13.3 Notwithstanding the above, any expenses, legal costs and professional fees that may be caused by any legal procedure, shall be fully and exclusively paid for by the party causing the legal claim due to non compliance if the legal authorities resolve that the plaintiff has proven their case.

FOURTEENTH            GUARANTOR

 14.1 The guarantor appears in the execution of this contract to become the direct debtor of each and all the liabilities of the Leasee hereunder, until full delivery and return of the real estate and industrial bays. The duties of the guarantor hereunder shall remain until the real estate and industrial bays are returned and hereby expressly waive their benefits

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        of order and excuse provided by articles 2425, 2426 and other applicable provisions of the civil code of the state of Jalisco.

FIFTEENTH             LEASE OPTION

 15.1 The Leasing Party declares to be the legal owner of the real estate and industrial bay identified with number 5 of the ECOPARK Parque de Tecnologia y Negocios, located at 2450 Calzada Juan Gil Preciado, Municipality of Zapopan, Jalisco (the Optional Real Estate).

 15.2 The Leasing Party hereby grants to the Leasee a lease option in terms and conditions similar to the ones provided by this contract, for the Optional Real Estate.

 15.3 The rent to be paid per square meter of the Optional Real Estate shall be US $4.00 US Cy, plus the value added tax plus an increase in accordance with the consumer price index for urban consumers of the united States of America published by the Wall Street Journal or if such index disappears, by the instrument that replaces it or may be similar in nature, calculated from the date hereof until the date of execution of the other lease.

 15.4 The Leasor may exert the above mentioned option in the period of August lst, 2000, to February 1st, 2001.

 15.5 The Leasing Party, the Leasee and the Guarantor, from the execution hereof, shall execute the lease within 30 days of the date when the Leasee notifies in writing to the Leasing Party of their desire to use the lease option for the Optional Real Estate. Such document must contain the commitment of the leasor to deliver to the leasee the "Real Estate of the Option" within 1 month of the execution of the lease contract.

 15.6 In case the lease is not executed within 30 days of the notice from the Leasing Party of their intention to lease the Optional Real Estate, the relevant lease is not executed for causes attributable to the Leasee, the lease option shall be terminated.

SIXTEENTH      FULL CONTRACT, AMENDMENTS.

 16.1 This contract is the full agreement of the parties related to the issues herein provided, so any pact, agreement, either verbal or written that they may have executed before the execution hereof shall be null and void.

 16.2 Any amendments to this contract shall be made in writing and executed at least by the Leasing Party and Leasee.

SEVENTEENTH    NOTICES AND ADDRESSES.

 17.1 All notices that the parties may have to serve due to or related to this contract, shall be in writing and delivered at the addresses indicated below or those that in the future may be

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        appointed in writing by the parties, according to the provisions of this
        Clause. Until new addresses are notifies as provided above

        The Leasing Party:
        Omnilife Manufactura, S.A. de C.V.
        Calle Paseo del Prado No. 367
        Colonia Lomas del Valle, Zapopan Jaliseo.
        Attn. Mr. Jorge Carlos Vergara Madrigal.

        The Leasee:
        Telect de Mexico, S.A. de CV:
        Calzada Juan Gil Preciado No. 2450-- 1 y 2.
        Ecopark Parque de Tecnologia y Negocios, Zapopan, Jalisco.
        Attn: Ing. Sergio Fernando Gonzalez Arauz.

        The Guarantor:
        Telect, Inc.
        2111 N. Molter Road
        P.O. Box 665
        Liberty Lake, Washington 99019-0665 E.U.A
        Attn Mr. Wayne E. Williams.

EIGHTEENTH            SUCCESSORS AND ASSIGNEES

 18.1 This contract shall be binding for and benefit the Leasing Party and the Leasee as well as their relevant successors and assignees.

 18.2 The Leasing Party may assign their rights as such, in accordance herewith and use them for guarantee of loans from banks. To this end, the Leasee may furnish reasonable information that they consider that third parties may know with regards to their financial situation if this does not affect their interests.

 18.3 As long as this is not for the benefit of a business that is a competitor in the main business of the Leasee, the Leasing Party may assign, discount or pledge this contract and their rights hereunder with consent from the Leasee. If a proper notice in writing is received from the Leasing Party, regarding any assignment, the Leasee shall pay, starting on the next month after the notice, all rents and amounts hereunder to the assignee or in accordance with the specific instructions of the Leasing Party.

 18.4 In spite of any assignment of rights of the Leasing Party, according to this provision, the Leasing Party shall remain the only and exclusive liable before the Leasee and any assignee of the liabilities as Leasing Party hereunder.

NINETEENTH            APPLICABLE LAW AND JURISDICTION.

 19.1 For the interpretation and enforcement of the agreements of this contract, the parties

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        agree to be subject to the jurisdiction and competence of the laws and courts of the city of Guadalajara, Jalisco, and in consequence waive any other jurisdiction that they may be entitled to now or in the future due to their present or future address, location of assets or otherwise.

TWENTIETH             TERMINATION

 20.1 Non compliance by any of the parties with any of the liabilities or duties hereunder shall be cause for termination if such non compliance is not cured within 30 days of the notice received from the other party of such non compliance.

TWENTY FIRST          ABSENCE OF HINDRANCES IN THEIR WILL

 21.1 Both the Leasee, the Guarantor and the Leasing Party declare that their will has been freely expressed and that their consent is not invalidated by ill will, error or any other defect of will.

In testimony whereof and being the parties fully aware of the content and legal scope, this contract is executed in three counterparts in presence of witness who are Mexican, of legal age and able to testify, to be effective on the date mentioned in clause Second hereof.

                                The Leasing Party


                       OMNILIFE MANUFACTURA, S.A. DE C.V.
                      By MR. JORGE CARLOS VERGARA MADRIGAL.
                                Date: May 8, 2000

                                   The Leasee


                         TELECT DE MEXICO, S.A. DE C.V.
                    By: ING. SERGIO FERNANDO GONZALEZ ARAUZ.




                                 The Guarantor.

                                  TELECT, INC.
                            BY: SR. WAYNE E. WILLIAMS

Witness.                                                  Witness.


-------------------------------        --------------------------
LIC. FRANCISCO BORREGO ESTRADA.        ING. GUSTAVO AGUIRRE VACA

                          MR. FRANCISCO BORREGO ESTRADA


END OF TRANSLATION

        I, MARIA ESTHER ZATARAIN MARTINEZ, Official Expert Translator duly authorized with Reg. Number: ZMME-0609-144, by the Supreme Tribunal of Justice of the State of Jalisco and the General Council of the Judicial Power of the State of Jalisco, Mexico. CERTIFY:

        That this is a true and correct translation into English, to the best of my knowledge, of the enclosed document in Spanish.


        Guadalajara, Jalisco, Mexico. April 14th, 2000



                                            ----------------------------------
                                            LIC. MA. ESTHER ZATARAIN MARTINEZ